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                                                                    EXHIBIT 99.2



             PLANET POLYMER ANNOUNCES CHANGES IN BOARD OF DIRECTORS


      SAN DIEGO, CA, JULY 23, 2001 -- Planet Polymer Technologies (Pink Sheets:
POLY) today announced changes in its Board of Directors.

      Mr. Dennis J. LaHood, formerly President of Country Products Group of Agway Inc., retired from Agway Inc. on July 13, 2001 after 32 years of service. Coincident with his retirement from Agway, Mr. LaHood has resigned from the Board of Planet. Mr. LaHood has served on the Board of Planet pursuant to an understanding between Planet and Agway since April 1999. Mr. Gerald R. Seeber, Senior Vice President and Chief Administrative Officer of Agway Inc. has been nominated and approved to replace Mr. LaHood for the balance of Mr. LaHood's term.

      Dr. Michael M. Coleman has been a Director of the Company since April 1996. In anticipation of his retirement from The Pennsylvania State University at the end of the coming term, Dr. Coleman has advised the Board of his intention to resign from the Board effective August 14, 2001. The seat held by Dr. Coleman will not be filled.

        Mr. Thomas A. Landshof, a Director since March 1998, has advised the Board that he will be resigning from the Board effective August 14, 2001, due to other business investments and outside commitments. The seat held by Mr. Landshof will not be filled.

        Planet Polymer Technologies, Inc. is an advanced materials company that develops and licenses unique water-soluble polymer and biodegradable materials with broad applications in the fields of agriculture, industrial manufacturing and specialty packaging.

Except for the historical information contained herein, this news release contains forward-looking statements which involve risks and uncertainties, including the risk that actual results could differ materially from the results that may be indicated by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the development and market acceptance of new products and technologies, and market conditions as well as other risks detailed from time to time in Planet Polymer's SEC reports, including the report on Form 10-KSB for the year ended December 31, 2000.


Contact: Planet Polymer Technologies, Inc.  Coffin Communications Group
         Richard C. Bernier, 858-536-3495   Sean Collins, 818-789-0100, ext. 102

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